June 27, 1995

Mr. Jim Willeke
Hartz Seed
Post Office Box 946
Stuttgart,  Arkansas 72160

Dear Jim:

Upon the completion of the currently contemplated acquisition of Hartz Seed Company's cotton seed assets by Delta and Pine Land Company we plan to form a separate operating division within D&PL combining the operations of Hartz Cotton with our Paymaster activities. On behalf of Delta and Pine Land Company, I am pleased to offer you the position as President of this new Paymaster/Hartz Division. To properly direct the activities of this new division you will be required to establish division headquarters in Lubbock, Texas and move your residence to that area. The company will, or course, pay the cost of your move to the Lubbock area in accordance with standard company policy. To help facilitate your move to the Lubbock area, the company will pay the normal (or actual, if less) broker's commission on the sale of your home in Little Rock, Arkansas and will loan you $50,000 on a non interest-bearing demand note. If, on the third anniversary of your employment, you are an employee of the company in good standing we will forgive the note. You will have to consult your own advisors as to the required tax treatment of this loan but we will cooperate in any reasonable manner to aid you in receiving the most favorable tax treatment possible. The decision concerning which division personnel will operate from the headquarters site and should also relocate to the Lubbock area will be your decision to make, but I will be happy to consult and offer advice as you see fit. During the term of your employment with the company we expect you to devote your full business time, energy and efforts to the affairs of the company with the intent of achieving the best possible results for D&PL. You will be expected to avoid whenever possible any situations representing a conflict of interest and to notify me when circumstances preclude you from avoiding such conflicts. All company employees are required to adhere to a Mr. Jim Willeke June 27, 1995 Page Two standard of confidentiality which will require that you do not disclose to anyone outside the company's employ any information which is proprietary or would be potentially damaging to the company's best interest if disclosed. Confidentiality would extend for a period of five (5) years after employment term. You will be expected also to comply with all confidentiality agreements to which the company is a party. Any patentable or otherwise protectable discoveries relating to our business while in the company's employ would become company property unless we agree in writing that such discovery was wholly developed without company cost and outside normal company business hours. The company will reimburse you for all normal and reasonable expenses in connection with the conduct of your normal business duties which are reportable on standard company expense report forms not less frequently than once per month. I will review and approve your expenses as I do for other company officers. You would be able to take expense advances reasonable in relation to anticipated activities as appropriate. All expense advance balances must be balanced out however not less often than quarterly. Since entertaining of business contacts would be an expected activity in your position, the company will provide a membership (initiation fee and monthly dues) to a Country Club in the Lubbock area which is mutually agreeable to you and me. The amount of this item will be taxable income to you. Jim, the compensation and benefits we are offering you in this position are: . Starting base salary of $155,000 per year paid semimonthly and subject to all standard company withholding. . Participation in the company's incentive bonus program with the potential for annual bonuses up to 50% of base compensation. You will be guaranteed an initial bonus of $55,000 covering the period from employment through the end of our 1995/96 fiscal year, payable approximately September 30, 1996. Mr. Jim Willeke June 27, 1995 Page Three . A stock options grant of 27,500 shares of the company's common stock under the company's existing stock option plan. Our stock option plan vests at the rate of 20% per year beginning on the first day after the first anniversary of the grant. The option price of shares is determined by the quoted market price on the date of grant. The vesting of your options would continue only so long as you are an active employee of the company other than the plan's standard provisions in case of death or disability while employed. . You will be provided a company car of your choice in accordance with the company's auto policy relating to company officers. . You will be entitled to vacation in accordance with company policy and you will receive credit for your years of service with Hartz in determining vacation days allowable. . You will be entitled to the company's standard fringe benefit package for company vice presidents including life and executive medical coverage, participation in 401(k) and retirement plans and any other benefits added from time to time. For benefits and vesting purposes of retirement you will receive credit for your years of service with Hartz. Your participation in the cost of the executive medical plan would be according to the company policy in existence as amended from time to time. As I have relayed to you, all employees of the company are employed on an at will basis. However, if anytime during the initial three years of your employment with the company you should be terminated without good cause (good cause meaning fraud, dishonesty, dereliction of duty, violation of fiduciary responsibility or confidentiality standards, conviction of a felony, willful conduct injurious to the company or other conduct generally regarded as good cause for termination) the company will pay you a one-time termination payment of $250,000. Jim, both Roger and I believe you have the potential to be both an outstanding employee of Delta and Pine Land Company and to earn even broader responsibilities in the future. We look forward to working with you in the coming years to achieving the potential growth and success that the Paymaster/Hartz Division and Delta and Pine Land Company offers. Mr. Jim Willeke June 27, 1995 Page Four If this offer is agreeable please sign one copy and return to me. Yours very truly, Agreed To:/s/ Jim WillekeJune 27, 1995 Date